Exhibit 99.1

XERIS BIOPHARMA REPORTS RECORD FIRST QUARTER 2025 FINANCIAL RESULTS

Total revenue increased 48% YoY to over $60 million
Recorlev® revenue grew 141% on YoY basis
Tightens full-year total revenue 2025 guidance to $260 million to $275 million
Announces upcoming Investor and Analyst Day on June 3rd in New York City

Hosts conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL (BUSINESS WIRE); May 8, 2025 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a fast-growing biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the first quarter ended March 31, 2025, and updated its fiscal 2025 total revenue guidance.

“We’re very pleased with our strong start to the year, delivering another quarter of outstanding revenue growth,” said John Shannon, Xeris’ Chief Executive Officer. “Our performance reflects sustained momentum across the portfolio, led by strong demand for Recorlev and is a testament to the disciplined execution of our growth strategy.” Mr. Shannon continued, “Given our exceptional first quarter performance, as well as strong continued momentum and confidence in the business, we have tightened full-year 2025 total revenue guidance to $260 million to $275 million. This revision from our previous range of $255 million to $275 million underscores the success of our strategic initiatives and our commitment to driving sustainable growth while delivering value to our patients and shareholders.”

First Quarter 2025 Highlights

	Three months ended March 31,		Change
	2025	2024	$	%
Product revenue (in thousands):
Recorlev	$25,530	$10,599	$14,931	140.9
Gvoke	20,845	16,579	4,266	25.7
Keveyis	11,427	13,085	(1,658)	(12.7)
Product revenue, net	57,802	40,263	17,539	43.6
Royalty, contract and other revenue	2,317	375	1,942	517.9
Total revenue	$60,119	$40,638	$19,481	47.9

•Recorlev®: First quarter net revenue was $25.5 million – an increase of approximately 141% compared to the first quarter of 2024. This growth was primarily driven by the average number of patients on Recorlev increasing 124% from the same period in 2024.

•Gvoke®: First quarter net revenue was $20.8 million – an increase of approximately 26% compared to the first quarter of 2024. Gvoke prescriptions grew 8% compared to the same period in 2024.

•Keveyis®: First quarter net revenue was $11.4 million – a decrease of approximately 13% compared to the first quarter of 2024. This decrease was primarily driven by a reduction in product shipments in the period. On a sequential basis, net revenue and total patients on Keveyis were both slightly up.

•Royalty, contract and other revenue: In the first quarter, Xeris obtained FDA approval for Gvoke VialDxTM and received an approval-based milestone from its partner, American Regent, which made up a majority of Other Revenue.

Cost of goods sold (COGS) increased $2.8 million or 46% in the first quarter of 2025 compared to the same period in 2024. This increase was primarily due to an increase in product revenue.

Research and development (R&D) expenses were relatively flat in the first quarter of 2025 compared to the same period last year. Expenses in the quarter supported the Company's pipeline, notably XP-8121, and included personnel related expenses and continued investment in the Company's technology platforms and partnerships.

Selling, general and administrative (SG&A) expenses increased $5.6 million or 15% in the first quarter of 2025 compared to the same period last year. This increase was primarily due to incremental investment in the Recorlev commercial organization starting in the third quarter of 2024 as well as other personnel related expenses.

Net Loss for the first quarter was $9.2 million or ($0.06) per share.

Adjusted EBITDA1 for the first quarter was positive $4.4 million, an improvement of $8.4 million compared to the first quarter of 2024.

Total Shares Outstanding were 160,155,000 at April 30, 2025.

Upcoming Events
•Craig-Hallum Institutional Investor Conference: Senior management will participate in 1x1 meetings on May 28, 2025 in Minneapolis, MN. Please contact the sponsor to arrange meetings with management.

•Analyst & Investor Day: Xeris will host an in-person and virtual Analyst and Investor Day on June 3, 2025, at 10:00 a.m. Eastern Time in New York City. The event will feature key opinion leaders (KOLs) who will join Company management to discuss the opportunity for the Company's key near- and long-term growth drivers, specifically, Recorlev, and XP-8121. To register for the event, please use this link: https://edge.media-server.com/mmc/p/e4niwx3r/

•Jefferies Global Healthcare Conference: Senior management will participate in a fireside chat and 1x1 meetings on June 4, 2025 in New York City. Please contact the sponsor to arrange meetings with management.

Conference Call and Webcast Details
Xeris will host a conference call and webcast at 8:30 a.m. Eastern Time today to discuss the Company's financial and operational results. To pre-register for the conference call, please use the following link: https://www.netroadshow.com/events/login?show=7ba30d1f&confId=80481

After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Thursday, May 22, 2025 at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 570802.

To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/798286025

Note Regarding Use of Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with generally accepted accounting principles in the United States (GAAP) and also certain historical and forward-looking non-GAAP financial measures, namely Adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP, and was not prepared under any comprehensive set of accounting rules or principles. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP, and the calculation of the non-GAAP financial measure included herein may differ from similarly titled measures used by other companies. The Company believes that the presentation of Adjusted EBITDA, when viewed in conjunction with actual GAAP results, provides investors with a more meaningful understanding of the Company's ongoing and projected operating performance, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Company believes this non-GAAP financial measure helps indicate underlying trends in the Company’s business and is important in comparing current results with prior period results and understanding expected operating performance. Also, management uses this non-GAAP financial measure to establish budgets and operational goals, and to manage the Company’s business and evaluate its performance. In addition, management believes that Adjusted EBITDA is important in evaluating the administrative costs of operating the Company’s business.

Adjusted EBITDA is GAAP net income (loss) before income tax (benefit) expense, plus interest and other income, less depreciation and amortization, interest expenses, share based compensation and debt refinancing fees.

About Xeris
Xeris (Nasdaq: XERS) is a fast-growing biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products: Recorlev®, for the treatment of endogenous Cushing’s syndrome; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia; and Keveyis®, a proven therapy for primary periodic paralysis. Xeris also has a pipeline of development programs led by XP-8121, a Phase 3-ready, once-weekly subcutaneous injection for hypothyroidism, as well as multiple early-stage programs leveraging Xeris’ technology platforms, XeriSol® and XeriJect®, for its partners.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.

Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding full year total revenue guidance for 2025, including the potential for revenue growth and Adjusted EBITDA, the potential for 2025 to be financially transformative, advancing its strategic initiatives, the ability to continue to demonstrate sustained momentum across the portfolio and maintain disciplined execution of the Company's growth strategy, its ability to drive more value for patients and shareholders, the market and therapeutic potential of its products and product candidates, the potential utility of its formulation platforms, the advancement of its pipeline (including XP-8121), and other statements containing the words "achieve," "continue," “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, its and collaborators’ ability to protect its intellectual property and proprietary technology, and general macroeconomic and geopolitical conditions, including the possibility of an economic downturn, changes in governmental priorities and resources, announced or implemented tariffs and market volatility. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings,
1 Adjusted EBITDA is a non-GAAP financial measure. See "Note Regarding Use of Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

including its most recently filed Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to management, as of the date of this communication and, while the Company believes its assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, the Company does not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
	(unaudited)	(unaudited)
Product revenue, net	$57,802	$40,263
Royalty, contract and other revenue	2,317	375
Total revenue	60,119	40,638
Costs and expenses:
Cost of goods sold	8,728	5,971
Research and development	7,753	7,821
Selling, general and administrative	44,018	38,380
Amortization of intangible assets	2,710	2,711
Total costs and expenses	63,209	54,883
Loss from operations	(3,090)	(14,245)
Other expenses	(6,130)	(4,428)
Net loss before benefit from income taxes	(9,220)	(18,673)
Benefit from income taxes	—	(307)
Net loss	$(9,220)	$(18,980)

Net loss per common share - basic and diluted	$(0.06)	$(0.14)

Weighted average common shares outstanding - basic and diluted	152,445,935	140,513,907

XERIS BIOPHARMA HOLDINGS, INC.
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended March 31,
	2025	2024
GAAP Net Loss	$(9,220)	$(18,980)
Adjustments
Interest and other income	(1,175)	(1,923)
Interest expense	7,305	7,032
Income tax (benefit) expense	—	307
Depreciation and amortization	3,025	3,037
EBITDA	(65)	(10,527)
Adjustments
Share-based compensation (a)	4,443	3,767
Debt refinancing fees (b)	—	2,690
Adjusted EBITDA	4,378	(4,070)

(a) Includes non-cash, stock-based compensation, net of forfeitures.

(b) Represents non-recurring fees related to financing activities. Including debt refinancing fees which related to advisory and legal fees to refinance the term loan in 2024.

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$58,440	$71,621
Trade accounts receivable, net	46,330	40,415
Inventory	52,690	48,175
Prepaid expenses and other current assets	6,034	7,451
Total current assets	163,494	167,662
Property and equipment, net	5,260	5,562
Intangible assets, net	96,211	98,921
Goodwill	22,859	22,859
Operating lease right-of-use assets	22,531	22,649
Other assets	5,098	5,407
Total assets	$315,453	$323,060
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,352	$2,290
Current portion of long-term debt	11,959	15,102
Current operating lease liabilities	6,117	6,080
Other accrued liabilities	20,050	27,716
Accrued trade discounts and rebates	30,734	29,084
Accrued returns reserve	19,704	19,082
Other current liabilities	156	1,089
Total current liabilities	95,072	100,443
Long-term debt, net of unamortized debt issuance costs	217,805	217,006
Non-current operating lease liabilities	32,870	33,259
Other liabilities	4,834	1,967
Total liabilities	350,581	352,675
Total stockholders’ equity (deficit)	(35,128)	(29,615)
Total liabilities and stockholders’ equity (deficit)	$315,453	$323,060